FOR IMMEDIATE RELEASE

Alpha Reports Second Quarter 2022 Financial Results
CEO Stetson Announces Planned Transition to Executive Board Chairman at Year End; President and CFO Eidson to Assume CEO Role
•Provides details on succession roadmap for Stetson's end of year planned retirement
•Reports second quarter net income from continuing operations of $575.4 million
•Posts record Adjusted EBITDA of $694.5 million for the second quarter 2022
•Eliminates remaining term-loan balance in June, effectively freeing the company of long-term debt
•Reports $268 million in buybacks through share repurchase program
•Increases quarterly dividend amount to 39.2 cents per share
•Adjusts full-year guidance upward for byproduct thermal shipments from the Met segment and SG&A

BRISTOL, Tenn., August 8, 2022 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported results for the second quarter ending June 30, 2022.

	(millions, except per share)
	Three months ended
	June 30, 2022	Mar. 31, 2022	June 30, 2021
Net income (loss)(2)	$575.4	$401.0	($18.6)
Net income (loss)(2) per diluted share	$30.03	$20.52	($1.01)
Adjusted EBITDA(1)	$694.5	$503.8	$39.9
Operating cash flow(3)	$465.9	$336.1	($6.3)
Capital expenditures	($41.9)	($28.1)	($17.6)
Tons of coal sold(2)	4.3	4.0	4.0
__________________________________

1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
2. From continuing operations.
3. Includes discontinued operations.

"After meeting our stated goal of paying off the long-term debt, the Alpha team has posted yet another record quarter, with Adjusted EBITDA of nearly $700 million," said David Stetson, Alpha's chair and chief executive officer. "Eliminating the debt was a key goal of mine because I believed it would create a more stable company with the flexibility to weather the inevitable market volatility that this industry experiences. The fact that we were able to pay off the debt in such a short period of time is a testament not only to the strength of the recent coal markets but also to the steadfast resolve and discipline of our team."

Stetson continued: "With these recent accomplishments, Alpha has entered a new and exciting chapter, and I believe the end of this calendar year is the right time to hand over the reins of day-to-day leadership of the company to Andy Eidson. Like most public companies, Alpha's board of directors and executive management routinely engage in succession planning to prepare for and effectively handle leadership transitions. Andy and I have therefore worked together closely for many years. Now, as I prepare for retirement, we will focus on a seamless transition. He is exceedingly well prepared to take on the CEO role, and his vision for the company is an extension of what we have demonstrated the last few years - financial discipline, excellence and reliability in all aspects of our work, and a firm commitment to creating and maintaining shareholder value. It has been my great honor to lead Alpha, and I look forward to continuing my involvement as executive chairman of the board of directors."

Financial Performance

For the second quarter 2022, Alpha reported net income from continuing operations of $575.4 million, or $30.03 per diluted share. The company had net income from continuing operations of $401.0 million or $20.52 per diluted share for the first quarter 2022.

Total Adjusted EBITDA for the second quarter was a record $694.5 million, compared with $503.8 million in the first quarter 2022.

Coal Revenues

	(millions)
	Three months ended
	June 30, 2022	Mar. 31, 2022
Met Segment	$1,318.7	$1,054.3
All Other	$15.6	$15.4

Met Segment (excl. freight & handling)(1)	$1,162.1	$910.3
All Other (excl. freight & handling)(1)	$15.6	$15.4

Tons Sold	(millions)
	Three months ended
	June 30, 2022	Mar. 31, 2022
Met Segment	4.1	3.8
All Other	0.3	0.3

__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

	(per ton)
	Three months ended
	June 30, 2022	Mar. 31, 2022
Met Segment	$286.95	$240.82
All Other	$61.41	$57.39
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Our net realized pricing for the Met segment was $286.95 per ton in the second quarter 2022, while net realization in the All Other category was $61.41.

The table below provides a breakdown of our Met segment coal sold in the second quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended June 30, 2022
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.3	$417.0	$321.03	35%
Domestic	0.8	$159.7	$189.27	22%
Export - Australian Indexed	1.6	$565.1	$350.56	43%
Total Met Coal Revenues	3.8	$1,141.9	$304.09	100%
Thermal Coal Revenues	0.3	$20.3	$68.75
Total Met Segment Coal Revenues (excl. freight & handling)(1)	4.1	$1,162.2	$286.95
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	June 30, 2022	Mar. 31, 2022
Cost of Coal Sales	$625.9	$555.3
Cost of Coal Sales (excl. freight & handling/idle)(1)	$463.7	$405.0

	(per ton)
Met Segment(1)	$111.36	$103.61
All Other(1)	$49.90	$49.89

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

In the second quarter, Alpha's Met segment cost of coal sales increased to an average of $111.36 per ton as compared to $103.61 per ton in the prior quarter, primarily driven by increased sales related costs from royalties and severance taxes. Cost of coal sales for the All Other category remained flat at $49.90 per ton in the second quarter 2022 against an average cost of $49.89 per ton in the first quarter 2022.

Liquidity and Capital Resources

On June 3, 2022, Alpha made a voluntary prepayment of $99.4 million on its term loan, which eliminated all remaining principal and paid the loan in full.

As previously announced, in connection with Alpha's improved financial position, the company received a reduction of $40.1 million in collateral requirements related to its self-insured workers compensation at certain locations in West Virginia. Additionally, as part of routine surety program review and negotiation, the company received a $16.5 million reduction in surety collateral requirements, while securing multi-year visibility on surety program terms and conditions.

"Thanks to the strength of the metallurgical market in the first half of the year, we fully eliminated our term loan balance, further enhancing our balance sheet," said Andy Eidson, Alpha's president and chief financial officer. "As a result of this good work, we have also received a reduction in collateral requirements and visibility into surety terms and conditions for the coming years. Additionally, Alpha's corporate family rating was recently upgraded due in large part to our discipline in eliminating the debt. These are all positive developments for the company and our many stakeholders."

Cash provided by operating activities in the second quarter significantly increased to $465.9 million as compared to $336.1 million in the first quarter 2022. Cash provided by operating activities includes discontinued operations. Capital expenditures for the second quarter 2022 were $41.9 million compared to $28.1 million for the first quarter of 2022.

As of June 30, 2022, Alpha had $161.7 million in unrestricted cash and $130.9 million in restricted cash, deposits and investments. Total long-term debt, including the current portion of long-term debt as of June 30, 2022, was $4.7 million. At the end of the second quarter, the company had total liquidity of $252.8 million, including cash and cash equivalents of $161.7 million and $91.1 million of unused availability under the ABL. The future available capacity under the ABL is subject to inventory and accounts receivable collateral requirements and the maintenance of certain financial ratios. As of June 30, 2022, the company had no borrowings and $63.9 million in letters of credit outstanding under the ABL.

Dividend Program

On August 4, 2022, Alpha's board declared a quarterly cash dividend payment of $0.392 per share, increased from the prior level of $0.375 per share, which will become payable on October 3, 2022 for holders of record as of September 15, 2022.

Any decision to pay future cash dividends will be made by the board and depend on Alpha's future earnings and financial condition and other relevant factors.

Executive Leadership Succession

Alpha announced today that its chair and chief executive officer, David Stetson, will retire as chief executive officer effective December 31, 2022. Alpha’s board of directors has unanimously appointed Mr. Stetson as executive chairman of the board, effective at year end. The board has unanimously appointed president and chief financial officer Andy Eidson to succeed Mr. Stetson as chief executive officer and as a member of the board of directors, effective January 1, 2023 following Mr. Stetson’s retirement as CEO at year end.

The board of directors also unanimously approved the following additional leadership changes: Effective August 9, 2022, Alpha’s senior vice president and controller, Todd Munsey, will be promoted to executive vice president and chief financial officer. Mr. Eidson’s service as chief financial officer will end at the time of Mr. Munsey’s appointment, allowing him to focus as president on his transition to the role of chief executive officer. Effective January 1, 2023, current executive vice president and chief operating officer Jason Whitehead will become Alpha’s president and chief operating officer.

Lead independent director, Michael Quillen, offered the following statement on Stetson’s retirement and Eidson’s appointment: “On behalf of the board, we want to thank David Stetson for the exceptional job he has done in leading Alpha. He has guided the executive team in overcoming many hurdles to build the outstanding company that is today announcing yet another record quarter. Having accomplished the goals he set forth when he came on board, David understandably wants to begin transitioning into retirement, and we wish him well in this new phase of life. We are grateful for the opportunity to retain his expertise and vision as executive chairman of the board. Additionally, the board is excited about Andy Eidson’s appointment as Alpha’s next CEO. He is not only exceptionally capable of building on the firm foundation that David has created, Andy is also bright, well-qualified, and brings a valuable perspective that can help propel Alpha into its next chapter as a more resilient company.”

Andy Eidson commented on today’s announcement: “I cannot thank David enough for all he has done for Alpha. I can attest to the lasting impact he has made, not only on this company, but also on me, through his leadership and vision. It has been a great honor to be a part of his executive team, and I look forward to continuing the positive momentum he created. I am humbled by the opportunity to serve as Alpha’s next chief executive, and, together with the exceptional people in this organization, I will strive toward continuous improvement, safe production each and every day, and further solidifying Alpha’s role as the industry leader. I thank the board for the confidence they have shown by offering me this opportunity and I look forward to the path ahead.”

Quillen continued: “The board has great confidence in Jason Whitehead as he expands his role to include serving as the company’s president, and in Todd Munsey as he takes over the reins as chief financial officer. Both individuals are highly qualified and will continue to serve Alpha well in their new roles. All in all, we believe Alpha continues to be positioned for long-term success with an outstanding, experienced, and industry-leading management team.”

Share Repurchase Program

As previously announced, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $600 million for the repurchase of the company's common stock. As of August 5, the company has acquired 1,892,954 shares of common stock at a cost of $268.0 million.

The timing and amount of share repurchases will continue to be determined by the company's management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

2022 Full-Year Guidance Adjustments

"As a result of the European energy crisis caused by the Russian war, the thermal coal markets have shown significant volatility and increasing demand in recent months," said Jason Whitehead, executive vice president and chief operating officer. "We fulfilled some customer requests for incremental thermal tonnage in the second quarter, which has pushed our expected total thermal volumes over the established guidance ranges for the year. Therefore, we are adjusting our shipment guidance to accommodate for these unique circumstances. Additionally, as a result of increased incentive compensation due to performance against budgeted metrics, we are increasing our guidance for selling, general and administrative expenses for the year."

Alpha is increasing SG&A guidance to a range of $55 million and $59 million, up from the prior range of $50 million to $54 million.

The company is increasing its shipment guidance for thermal byproduct tonnage within the Met segment to a range of 1.0 million to 1.4 million tons, up from the prior guidance range of 0.8 million tons to 1.2 million tons. This adjustment also slightly increases the total shipments guidance to a range of 15.6 million tons to 17.2 million tons, up from the prior range of 15.4 million to 17.0 million tons.

As of July 22, 2022, Alpha has committed and priced approximately 69% of its metallurgical coal within the Met segment at an average price of $260.69 per ton and 100% of thermal coal in the Met segment at an average expected price of $89.91 per ton. In the All Other category the company is 100% committed and priced at an average price of $83.38 per ton.

	2022 Guidance
in millions of tons	Low	High
Metallurgical	14.0	15.0
Thermal	1.0	1.4
Met Segment	15.0	16.4
All Other	0.6	0.8
Total Shipments	15.6	17.2

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical - Domestic		$189.87
Metallurgical - Export		$303.51
Metallurgical Total	69%	$260.69
Thermal	100%	$89.91
Met Segment	73%	$240.42
All Other	100%	$83.38

Committed/Unpriced[1,3]	Committed
Metallurgical Total	29%
Thermal	—%
Met Segment	27%
All Other	—%

Costs per ton[4]	Low	High
Met Segment	$101.00	$107.00
All Other	$58.00	$62.00

In millions (except taxes)	Low	High
SG&A5	$55	$59
Idle Operations Expense	$30	$40
Cash Interest Expense	$18	$22
DD&A	$90	$110
Capital Expenditures	$160	$190
Tax Rate[6]	5%	15%
Notes:
1.Based on committed and priced coal shipments as of July 22, 2022. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.

3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Rate assumes no further ownership change limitations on the usage of net operating losses.

Conference Call

The company plans to hold a conference call regarding its second quarter 2022 results on August 8, 2022, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://investors.alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

Investor Contact
InvestorRelations@AlphaMetResources.com

Alex Rotonen, CFA
423.956.6882

Media Contact
CorporateCommunications@AlphaMetResources.com

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures which either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” “non-GAAP coal margin,” and “Adjusted cost of produced coal sold.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance or any other measure of operating results or liquidity presented in accordance with GAAP. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. We also use Adjusted cost of produced coal sold to distinguish the cost of captive produced coal from the effects of purchased coal. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Coal revenues	$1,334,258	$393,458	$2,403,996	$778,910
Other revenues	2,154	1,817	4,380	2,618
Total revenues	1,336,412	395,275	2,408,376	781,528
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	625,892	346,763	1,181,209	694,191
Depreciation, depletion and amortization	27,730	27,304	55,765	55,742
Accretion on asset retirement obligations	5,947	6,648	11,901	13,296
Amortization of acquired intangibles, net	5,747	2,553	11,495	6,422
Asset impairment and restructuring	—	—	—	(561)
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	18,158	14,645	33,244	29,627
Total other operating loss (income):
Mark-to-market adjustment for acquisition-related obligations	4,208	3,157	13,569	6,333
Other income	(1,516)	(3,608)	(2,144)	(4,833)
Total costs and expenses	686,166	397,462	1,305,039	800,217
Income (loss) from operations	650,246	(2,187)	1,103,337	(18,689)
Other (expense) income:
Interest expense	(5,218)	(17,962)	(18,301)	(35,952)
Interest income	164	104	348	268
Equity loss in affiliates	(2,136)	(384)	(3,497)	(518)
Miscellaneous income, net	1,385	1,847	3,182	3,613
Total other expense, net	(5,805)	(16,395)	(18,268)	(32,589)
Income (loss) from continuing operations before income taxes	644,441	(18,582)	1,085,069	(51,278)
Income tax expense	(69,012)	(8)	(108,636)	(3)
Net income (loss) from continuing operations	575,429	(18,590)	976,433	(51,281)
Discontinued operations:
Loss from discontinued operations before income taxes	(1,652)	(401)	(1,798)	(638)
Income tax benefit from discontinued operations	380	—	413	—
Loss from discontinued operations	(1,272)	(401)	(1,385)	(638)
Net income (loss)	$574,157	$(18,991)	$975,048	$(51,919)

Basic income (loss) per common share:
Income (loss) from continuing operations	$31.31	$(1.01)	$52.85	$(2.78)

Loss from discontinued operations	(0.07)	(0.02)	(0.08)	(0.04)
Net income (loss)	$31.24	$(1.03)	$52.77	$(2.82)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$30.03	$(1.01)	$50.46	$(2.78)
Loss from discontinued operations	(0.06)	(0.02)	(0.07)	(0.04)
Net income (loss)	$29.97	$(1.03)	$50.39	$(2.82)

Weighted average shares – basic	18,380,114	18,438,699	18,476,534	18,416,946
Weighted average shares – diluted	19,158,848	18,438,699	19,349,209	18,416,946

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$161,732	$81,211
Trade accounts receivable, net of allowance for doubtful accounts of $473 and $393 as of June 30, 2022 and December 31, 2021, respectively	721,830	489,241
Inventories, net	167,192	129,382
Prepaid expenses and other current assets	57,853	47,690
Current assets - discontinued operations	70	462
Total current assets	1,108,677	747,986
Property, plant, and equipment, net of accumulated depreciation and amortization of $478,210 and $443,856 as of June 30, 2022 and December 31, 2021, respectively	392,074	362,218
Owned and leased mineral rights, net of accumulated depletion and amortization of $66,891 and $52,444 as of June 30, 2022 and December 31, 2021, respectively	429,854	444,302
Other acquired intangibles, net of accumulated amortization of $45,716 and $34,221 as of June 30, 2022 and December 31, 2021, respectively	62,702	74,197
Long-term restricted investments	94,794	28,443
Long-term restricted cash	24,920	89,426
Other non-current assets	94,617	102,614
Non-current assets - discontinued operations	8,508	8,526
Total assets	$2,216,146	$1,857,712
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,927	$2,989
Trade accounts payable	100,957	90,090
Acquisition-related obligations – current	36,211	22,405
Accrued expenses and other current liabilities	200,268	174,607
Current liabilities - discontinued operations	6,104	5,838
Total current liabilities	345,467	295,929
Long-term debt	2,762	445,562
Acquisition-related obligations - long-term	—	19,000
Workers’ compensation and black lung obligations	202,402	208,193
Pension obligations	155,467	159,930
Asset retirement obligations	133,946	132,013
Deferred income taxes	12,934	317
Other non-current liabilities	20,274	26,176
Non-current liabilities - discontinued operations	23,321	23,683
Total liabilities	896,573	1,310,803
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5.0 million shares authorized, none issued	—	—

Common stock - par value $0.01, 50.0 million shares authorized, 21.6 million issued and 17.7 million outstanding at June 30, 2022 and 20.8 million issued and 18.4 million outstanding at December 31, 2021	216	208
Additional paid-in capital	807,603	784,743
Accumulated other comprehensive loss	(61,704)	(58,503)
Treasury stock, at cost: 3.9 million shares at June 30, 2022 and 2.4 million shares at December 31, 2021	(322,874)	(107,800)
Retained earnings (accumulated deficit)	896,332	(71,739)
Total stockholders’ equity	1,319,573	546,909
Total liabilities and stockholders’ equity	$2,216,146	$1,857,712

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income (loss)	$975,048	$(51,919)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	55,765	55,742
Amortization of acquired intangibles, net	11,495	6,422
Amortization of debt issuance costs and accretion of debt discount	7,231	6,480
Mark-to-market adjustment for acquisition-related obligations	13,569	6,333
Gain on disposal of assets	(2,172)	(4,878)
Accretion on asset retirement obligations	11,901	13,296
Employee benefit plans, net	232	5,744
Deferred income taxes	12,617	3
Stock-based compensation	2,583	3,162
Equity loss in affiliates	3,497	518
Other, net	567	(58)
Changes in operating assets and liabilities	(290,277)	(66,296)
Net cash provided by (used in) operating activities	802,056	(25,451)
Investing activities:
Capital expenditures	(70,012)	(38,039)
Proceeds on disposal of assets	2,511	6,801
Purchases of investment securities	(127,831)	(15,470)
Maturity of investment securities	60,945	7,766
Capital contributions to equity affiliates	(8,525)	(1,895)
Other, net	(4,237)	35
Net cash used in investing activities	(147,149)	(40,802)
Financing activities:
Principal repayments of long-term debt	(450,362)	(7,521)
Principal repayments of financing lease obligations	(1,098)	(1,002)
Debt issuance costs	—	(226)
Common stock repurchases and related expenses	(194,950)	(680)
Proceeds from exercise of stock options	903	—
Proceeds from exercise of warrants	4,486	—
Net cash used in financing activities	(641,021)	(9,429)
Net increase (decrease) in cash and cash equivalents and restricted cash	13,886	(75,682)
Cash and cash equivalents and restricted cash at beginning of period	182,614	244,571
Cash and cash equivalents and restricted cash at end of period	$196,500	$168,889

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of June 30,
	2022	2021
Cash and cash equivalents	$161,732	$72,337
Short-term restricted cash (included in Prepaid expenses and other current assets)	9,848	3,794
Long-term restricted cash	24,920	92,758
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$196,500	$168,889

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Six Months Ended June 30,
	March 31, 2022	June 30, 2022	June 30, 2021	2022	2021
Net income (loss) from continuing operations	$401,004	$575,429	$(18,590)	$976,433	$(51,281)
Interest expense	13,083	5,218	17,962	18,301	35,952
Interest income	(184)	(164)	(104)	(348)	(268)
Income tax expense	39,624	69,012	8	108,636	3
Depreciation, depletion and amortization	28,035	27,730	27,304	55,765	55,742
Non-cash stock compensation expense	1,182	1,401	979	2,583	3,162
Mark-to-market adjustment - acquisition-related obligations	9,361	4,208	3,157	13,569	6,333
Accretion on asset retirement obligations	5,954	5,947	6,648	11,901	13,296
Asset impairment and restructuring	—	—	—	—	(561)
Amortization of acquired intangibles, net	5,748	5,747	2,553	11,495	6,422
Adjusted EBITDA	$503,807	$694,528	$39,917	$1,198,335	$68,800

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended March 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,054,340	$15,398	$1,069,738
Less: Freight and handling fulfillment revenues	(144,025)	(18)	(144,043)
Non-GAAP Coal revenues	$910,315	$15,380	$925,695
Tons sold	3,780	268	4,048
Non-GAAP Coal sales realization per ton	$240.82	$57.39	$228.68

Cost of coal sales (exclusive of items shown separately below)	$539,282	$16,035	$555,317
Depreciation, depletion and amortization - production (1)	27,060	797	27,857
Accretion on asset retirement obligations	3,398	2,556	5,954
Amortization of acquired intangibles, net	4,796	952	5,748
Total Cost of coal sales	$574,536	$20,340	$594,876
Less: Freight and handling costs	(144,025)	(18)	(144,043)
Less: Depreciation, depletion and amortization - production (1)	(27,060)	(797)	(27,857)
Less: Accretion on asset retirement obligations	(3,398)	(2,556)	(5,954)
Less: Amortization of acquired intangibles, net	(4,796)	(952)	(5,748)
Less: Idled and closed mine costs	(3,604)	(2,646)	(6,250)
Non-GAAP Cost of coal sales	$391,653	$13,371	$405,024
Tons sold	3,780	268	4,048
Non-GAAP Cost of coal sales per ton	$103.61	$49.89	$100.06
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,054,340	$15,398	$1,069,738
Less: Total Cost of coal sales (per table above)	(574,536)	(20,340)	(594,876)
GAAP Coal margin	$479,804	$(4,942)	$474,862
Tons sold	3,780	268	4,048
GAAP Coal margin per ton	$126.93	$(18.44)	$117.31

GAAP Coal margin	$479,804	$(4,942)	$474,862
Add: Depreciation, depletion and amortization - production (1)	27,060	797	27,857
Add: Accretion on asset retirement obligations	3,398	2,556	5,954
Add: Amortization of acquired intangibles, net	4,796	952	5,748
Add: Idled and closed mine costs	3,604	2,646	6,250
Non-GAAP Coal margin	$518,662	$2,009	$520,671
Tons sold	3,780	268	4,048
Non-GAAP Coal margin per ton	$137.21	$7.50	$128.62
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,318,661	$15,597	$1,334,258
Less: Freight and handling fulfillment revenues	(156,522)	—	(156,522)
Non-GAAP Coal revenues	$1,162,139	$15,597	$1,177,736
Tons sold	4,050	254	4,304
Non-GAAP Coal sales realization per ton	$286.95	$61.41	$273.64

Cost of coal sales (exclusive of items shown separately below)	$610,224	$15,668	$625,892
Depreciation, depletion and amortization - production (1)	27,202	250	27,452
Accretion on asset retirement obligations	3,390	2,557	5,947
Amortization of acquired intangibles, net	4,795	952	5,747
Total Cost of coal sales	$645,611	$19,427	$665,038
Less: Freight and handling costs	(156,522)	—	(156,522)
Less: Depreciation, depletion and amortization - production (1)	(27,202)	(250)	(27,452)
Less: Accretion on asset retirement obligations	(3,390)	(2,557)	(5,947)
Less: Amortization of acquired intangibles, net	(4,795)	(952)	(5,747)
Less: Idled and closed mine costs	(2,708)	(2,993)	(5,701)
Non-GAAP Cost of coal sales	$450,994	$12,675	$463,669
Tons sold	4,050	254	4,304
Non-GAAP Cost of coal sales per ton	$111.36	$49.90	$107.73
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$1,318,661	$15,597	$1,334,258
Less: Total Cost of coal sales (per table above)	(645,611)	(19,427)	(665,038)
GAAP Coal margin	$673,050	$(3,830)	$669,220
Tons sold	4,050	254	4,304
GAAP Coal margin per ton	$166.19	$(15.08)	$155.49

GAAP Coal margin	$673,050	$(3,830)	$669,220
Add: Depreciation, depletion and amortization - production (1)	27,202	250	27,452
Add: Accretion on asset retirement obligations	3,390	2,557	5,947
Add: Amortization of acquired intangibles, net	4,795	952	5,747
Add: Idled and closed mine costs	2,708	2,993	5,701
Non-GAAP Coal margin	$711,145	$2,922	$714,067
Tons sold	4,050	254	4,304
Non-GAAP Coal margin per ton	$175.59	$11.50	$165.91
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$376,839	$16,619	$393,458
Less: Freight and handling fulfillment revenues	(64,329)	(117)	(64,446)
Non-GAAP Coal revenues	$312,510	$16,502	$329,012
Tons sold	3,748	273	4,021
Non-GAAP Coal sales realization per ton	$83.38	$60.45	$81.82

Cost of coal sales (exclusive of items shown separately below)	$331,239	$15,524	$346,763
Depreciation, depletion and amortization - production (1)	25,686	1,438	27,124
Accretion on asset retirement obligations	3,377	3,271	6,648
Amortization of acquired intangibles, net	2,635	(82)	2,553
Total Cost of coal sales	$362,937	$20,151	$383,088
Less: Freight and handling costs	(64,329)	(117)	(64,446)
Less: Depreciation, depletion and amortization - production (1)	(25,686)	(1,438)	(27,124)
Less: Accretion on asset retirement obligations	(3,377)	(3,271)	(6,648)
Less: Amortization of acquired intangibles, net	(2,635)	82	(2,553)
Less: Idled and closed mine costs	(4,790)	(3,732)	(8,522)
Non-GAAP Cost of coal sales	$262,120	$11,675	$273,795
Tons sold	3,748	273	4,021
Non-GAAP Cost of coal sales per ton	$69.94	$42.77	$68.09
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$376,839	$16,619	$393,458
Less: Total Cost of coal sales (per table above)	(362,937)	(20,151)	(383,088)
GAAP Coal margin	$13,902	$(3,532)	$10,370
Tons sold	3,748	273	4,021
GAAP Coal margin per ton	$3.71	$(12.94)	$2.58

GAAP Coal margin	$13,902	$(3,532)	$10,370
Add: Depreciation, depletion and amortization - production (1)	25,686	1,438	27,124
Add: Accretion on asset retirement obligations	3,377	3,271	6,648
Add: Amortization of acquired intangibles, net	2,635	(82)	2,553
Add: Idled and closed mine costs	4,790	3,732	8,522
Non-GAAP Coal margin	$50,390	$4,827	$55,217
Tons sold	3,748	273	4,021
Non-GAAP Coal margin per ton	$13.44	$17.68	$13.73
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Six Months Ended June 30, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$2,373,001	$30,995	$2,403,996
Less: Freight and handling fulfillment revenues	(300,547)	(18)	(300,565)
Non-GAAP Coal revenues	$2,072,454	$30,977	$2,103,431
Tons sold	7,830	522	8,352
Non-GAAP Coal sales realization per ton	$264.68	$59.34	$251.85

Cost of coal sales (exclusive of items shown separately below)	$1,149,506	$31,703	$1,181,209
Depreciation, depletion and amortization - production (1)	54,262	1,047	55,309
Accretion on asset retirement obligations	6,788	5,113	11,901
Amortization of acquired intangibles, net	9,591	1,904	11,495
Total Cost of coal sales	$1,220,147	$39,767	$1,259,914
Less: Freight and handling costs	(300,547)	(18)	(300,565)
Less: Depreciation, depletion and amortization - production (1)	(54,262)	(1,047)	(55,309)
Less: Accretion on asset retirement obligations	(6,788)	(5,113)	(11,901)
Less: Amortization of acquired intangibles, net	(9,591)	(1,904)	(11,495)
Less: Idled and closed mine costs	(6,312)	(5,639)	(11,951)
Non-GAAP Cost of coal sales	$842,647	$26,046	$868,693
Tons sold	7,830	522	8,352
Non-GAAP Cost of coal sales per ton	$107.62	$49.90	$104.01
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Six Months Ended June 30, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$2,373,001	$30,995	$2,403,996
Less: Total Cost of coal sales (per table above)	(1,220,147)	(39,767)	(1,259,914)
GAAP Coal margin	$1,152,854	$(8,772)	$1,144,082
Tons sold	7,830	522	8,352
GAAP Coal margin per ton	$147.24	$(16.80)	$136.98

GAAP Coal margin	$1,152,854	$(8,772)	$1,144,082
Add: Depreciation, depletion and amortization - production (1)	54,262	1,047	55,309
Add: Accretion on asset retirement obligations	6,788	5,113	11,901
Add: Amortization of acquired intangibles, net	9,591	1,904	11,495
Add: Idled and closed mine costs	6,312	5,639	11,951
Non-GAAP Coal margin	$1,229,807	$4,931	$1,234,738
Tons sold	7,830	522	8,352
Non-GAAP Coal margin per ton	$157.06	$9.45	$147.84
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Six Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$736,732	$42,178	$778,910
Less: Freight and handling fulfillment revenues	(124,340)	(486)	(124,826)
Non-GAAP Coal revenues	$612,392	$41,692	$654,084
Tons sold	7,405	682	8,087
Non-GAAP Coal sales realization per ton	$82.70	$61.13	$80.88

Cost of coal sales (exclusive of items shown separately below)	$657,134	$37,057	$694,191
Depreciation, depletion and amortization - production (1)	52,222	3,161	55,383
Accretion on asset retirement obligations	6,762	6,534	13,296
Amortization of acquired intangibles, net	6,686	(264)	6,422
Total Cost of coal sales	$722,804	$46,488	$769,292
Less: Freight and handling costs	(124,340)	(486)	(124,826)
Less: Depreciation, depletion and amortization - production (1)	(52,222)	(3,161)	(55,383)
Less: Accretion on asset retirement obligations	(6,762)	(6,534)	(13,296)
Less: Amortization of acquired intangibles, net	(6,686)	264	(6,422)
Less: Idled and closed mine costs	(8,393)	(7,288)	(15,681)
Non-GAAP Cost of coal sales	$524,401	$29,283	$553,684
Tons sold	7,405	682	8,087
Non-GAAP Cost of coal sales per ton	$70.82	$42.94	$68.47
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Six Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Coal revenues	$736,732	$42,178	$778,910
Less: Total Cost of coal sales (per table above)	(722,804)	(46,488)	(769,292)
GAAP Coal margin	$13,928	$(4,310)	$9,618
Tons sold	7,405	682	8,087
GAAP Coal margin per ton	$1.88	$(6.32)	$1.19

GAAP Coal margin	$13,928	$(4,310)	$9,618
Add: Depreciation, depletion and amortization - production (1)	52,222	3,161	55,383
Add: Accretion on asset retirement obligations	6,762	6,534	13,296
Add: Amortization of acquired intangibles, net	6,686	(264)	6,422
Add: Idled and closed mine costs	8,393	7,288	15,681
Non-GAAP Coal margin	$87,991	$12,409	$100,400
Tons sold	7,405	682	8,087
Non-GAAP Coal margin per ton	$11.88	$18.20	$12.41
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended March 31, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$391,653	$13,371	$405,024
Less: cost of purchased coal sold	(27,842)	(37)	(27,879)
Adjusted cost of produced coal sold	$363,811	$13,334	$377,145
Produced tons sold	3,653	267	3,920
Adjusted cost of produced coal sold per ton (1)	$99.59	$49.94	$96.21
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended June 30, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$450,994	$12,675	$463,669
Less: cost of purchased coal sold	(33,171)	—	(33,171)
Adjusted cost of produced coal sold	$417,823	$12,675	$430,498
Produced tons sold	3,929	254	4,183
Adjusted cost of produced coal sold per ton (1)	$106.34	$49.90	$102.92
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$262,120	$11,675	$273,795
Less: cost of purchased coal sold	(24,642)	—	(24,642)
Adjusted cost of produced coal sold	$237,478	$11,675	$249,153
Produced tons sold	3,497	273	3,770
Adjusted cost of produced coal sold per ton (1)	$67.91	$42.77	$66.09
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Six Months Ended June 30, 2022
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$842,647	$26,046	$868,693
Less: cost of purchased coal sold	(61,013)	(37)	(61,050)
Adjusted cost of produced coal sold	$781,634	$26,009	$807,643
Produced tons sold	7,582	521	8,103
Adjusted cost of produced coal sold per ton (1)	$103.09	$49.92	$99.67
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Six Months Ended June 30, 2021
(In thousands, except for per ton data)	Met	All Other	Consolidated
Non-GAAP Cost of coal sales	$524,401	$29,283	$553,684
Less: cost of purchased coal sold	(42,906)	—	(42,906)
Adjusted cost of produced coal sold	$481,495	$29,283	$510,778
Produced tons sold	6,921	682	7,603
Adjusted cost of produced coal sold per ton (1)	$69.57	$42.94	$67.18
(1) Cost of produced coal sold per ton for our operations is calculated as non-GAAP cost of produced coal sold divided by produced tons sold.

	Three Months Ended June 30, 2022
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,299	$417,013	$321.03	35%
Domestic	844	159,747	$189.27	22%
Export - Australian indexed	1,612	565,097	$350.56	43%
Total Met segment - met coal	3,755	$1,141,857	$304.09	100%
Met segment - thermal coal	295	20,282	$68.75
Total Met segment Coal revenues	4,050	1,162,139	$286.95
All Other Coal revenues	254	15,597	$61.41
Non-GAAP Coal revenues	4,304	$1,177,736	$273.64
Add: Freight and handling fulfillment revenues	—	156,522
Coal revenues	4,304	$1,334,258